                                  EX. 99-B.4.6

                     ING LIFE INSURANCE AND ANNUITY COMPANY

                                   ENDORSEMENT

This Contract is hereby endorsed to add the following provision under Section
5.04 entitled INDIVIDUAL ANNUITY PLAN.

SYSTEMATIC WITHDRAWAL OPTION (SWO): A distribution option under which a portion of the Current Value will automatically be surrendered and distributed each year. SWO payments will be calculated based on the Contract's full Current Value. The distributed amount will be withdrawn pro rata from each investment option used under the Contract. A Surrender Fee will not be deducted from any portion of the Current Value which is paid as a distribution under SWO. Contract Holders should consult their tax adviser prior to requesting this distribution option. The Company will not be responsible for any adverse tax consequences due to receiving SWO payments.

(a) Amount of Distribution: The Contract Holder may elect one of the three payment methods described below.

          Specified Amount: Payments of a designated dollar amount. The annual amount may not be greater than 10% of the Current Value on the date of the SWO election. This annual dollar amount will remain constant. At its discretion, the Company may require a minimum payment amount. If SWO payment are made more frequently than annually, the designated annual amount is divided by the number of payments due each year;

          Specified Period: Payments made over a designated period of time of at least 10 years. The annual amount is calculated by dividing the Current Value as of December 31 of the year prior to the payment year by the number of payment years remaining. If SWO payments are made more frequently than annually, the designated annual amount is divided by the number of payments due each year; or

          Specified Percentage: Payments of a designated percentage. The annual percentage cannot be greater than 10% of the Current Value on the date of the SWO election. The percentage remains constant. The annual amount is calculated by multiplying the Current Value as of December 31 of the year prior to the payment year by the designated percentage. If SWO payments are made more frequently than annually, the designated annual amount is divided by the number of payments due each year.

     Payments upon the Contract Holder's death will continue to the beneficiary in the manner described above, unless the beneficiary elects otherwise (see Sum Payable at Death (Before Annuity Payments Start)). Any mode elected must provide payments to be made at least as rapidly as those made prior to the Contract Holder's death.

(b) Minimum Initial Current Value: At its discretion, the Company may require a minimum initial Current Value for election of this option. If the remaining Current Value is insufficient at any time to make a scheduled SWO payment, the Company will distribute the entire Contract balance.

(c) Date of Distribution: The Contract Holder may elect to have SWO payments made monthly, quarterly, semi-annually or annually. The Contract Holder shall specify the first payment date.

     The earliest allowable first payment date is the date on which the Contract Holder attains age 59 1/2. Subsequent payments will be made on the 15th of the appropriate months or on such other date the Company may designate or allow.

(d) Election and Revocation: SWO may be elected by the Contract Holder by submitting a completed and signed election form to the Company's Home Office.

     Once elected, this option may be revoked by the Contract Holder by submitting a written request to the Company at its Home Office. Any revocation will apply only to amounts not yet paid. SWO may be elected only once.

(e) Reservation of Rights: The Company reserves the right to change the terms of SWO for future elections and discontinue the availability of this option after proper notification.

Endorsed and made a part of this Contract on its effective date.

                                         /s/ Thomas J. McInerney



                                         President
                                         ING Life Insurance and Annuity Company


                                        2